Exhibit 8.2

April 14, 2006

The Med-Design Corporation

2810 Bunsen Avenue

Ventura, CA 93003

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2005, as amended by the First Amendment thereto dated as of March 6, 2006 (the “Agreement”), by and among Specialized Health Products International, Inc., a Delaware corporation (“Parent”), Mammoth Acquisition Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), Mammoth Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC”), and The Med-Design Corporation, a Delaware corporation (the “Company”), Merger Sub is to merge with and into the Company with the Company surviving (the “Merger”) and the Company, as the surviving entity in the Merger, will merge with and into LLC (the “LLC Merger”) (the Merger and the LLC Merger being herein referred to as the “Combination”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Combination. In connection with the Combination and with the filing of the Registration Statement (as defined below) pursuant to the Agreement, you have requested our opinion regarding certain United States federal income tax consequences of the Combination. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.             The Agreement;

2.             The registration statement of Parent on Form S-4, Registration No. 333-131787, as filed with the Securities and Exchange Commission, as amended (the “Registration Statement”); and the proxy statement/prospectus included in the Registration Statement (the “Proxy/Prospectus”);

3.             The representations made to us by Parent and Merger Sub in their letter to us dated April 14, 2006 (the “Parent Tax Certificate”);

4.             The representations made to us by the Company in its letter to us dated April 14, 2006 (the “Company Tax Certificate”); and

5.             Such other instruments and documents related to the formation, organization and operations of Parent, Merger Sub, LLC, and the Company and to the consummation of the Combination as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Combination will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any material conditions to any party’s obligation to effect the Combination or the waiver of any conditions to any party’s obligation to effect the Combination that could adversely affect the qualification of the Combination as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Combination) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations and warranties contained in the Documents, (vi) that covenants set forth in the Documents will be complied with, (vii) that the Combination will be effective under applicable state law, and (viii) that the opinion of even date herewith rendered by Cooley Godward LLP to the Parent concerning matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Combination will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Combination,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax consequences applicable to the Company’s shareholders in the Combination.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Combination specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Combination or any other transactions.

This opinion is being provided solely for the benefit of the Company. No other person or party shall be entitled to rely upon this opinion, provided, however, that this opinion may be relied upon by persons entitled to rely upon it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Material United States Federal Income Tax Consequences of the Combination” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP